Exhibit 99.1
Dana Holding Corporation Secures Amended Credit Facility;
Agreement Provides for Strategic Flexibility
TOLEDO, Ohio – November 21, 2008 – Dana Holding Corporation (NYSE: DAN) announced today that it has received the requisite support of its lenders to amend the financial covenants for its $1.3 billion senior secured term credit facility.
The amendment improves the ratios permissible for leverage and interest coverage. This covers the company’s financial covenants for each fiscal quarter through 2012. The financial covenants in the term credit facility are calculated and determined at the end of each quarter. Dana anticipates being in compliance with the amended covenants as of December 31, 2008.
Dana also received permission to dispose of certain non-core businesses and issue additional debt outside the United States. These amendments will provide Dana with greater flexibility as it considers strategic options and implements its restructuring plans.
In connection with the amendment of its term credit facility, Dana has agreed to pay an amendment fee and increase the annual base interest rate by 50 basis points per annum and will repay $150 million of outstanding principal under the term credit facility.
As of October 31, 2008, the company had approximately $1 billion in unrestricted cash.
“As we reported during our recent third-quarter earnings announcement, tumultuous industry conditions and our resulting outlook for the balance of the year suggested that the renegotiation of our loan covenants was prudent,” said Dana Executive Vice President and Chief Financial Officer Jim Yost. “These modifications position us to be in compliance with our key financial covenants going forward and provide the flexibility needed to achieve our strategic imperatives.”
About Dana Holding Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal-management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce approximately 70 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 32,000 people in 26 countries and reported 2007 sales of $8.7 billion. For more information, please visit: www.dana.com.
Media Contact
Chuck Hartlage: (419) 535-4728
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